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                                                                     EXHIBIT 2.1




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                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 23, 1998

                                  BY AND AMONG

                              CHEVRON CORPORATION,

                              CHEVRON THAILAND INC.

                                       AND

                        RUTHERFORD-MORAN OIL CORPORATION











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                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

ARTICLE 1
                                                    The Merger..................................................  1
         SECTION 1.01  The Merger...............................................................................  1
         SECTION 1.02  Closing..................................................................................  1
         SECTION 1.03  Effective Time...........................................................................  2
         SECTION 1.04  Effects of the Merger....................................................................  2
         SECTION 1.05  The Surviving Corporation................................................................  2


ARTICLE 2

                                             Conversion of Securities...........................................  2
         SECTION 2.01  Effect on Capital Stock..................................................................  2
         SECTION 2.02  Exchange of Certificates.................................................................  3


ARTICLE 3

                                   Representations and Warranties of the Company................................  5
         SECTION 3.01  Organization, Standing and Corporate Power...............................................  6
         SECTION 3.02  Company Subsidiaries.....................................................................  6
         SECTION 3.03  Capital Structure........................................................................  6
         SECTION 3.04  Authority; Non-Contravention.............................................................  7
         SECTION 3.05  Company Public Documents, Financial Statements and Outstanding Indebtedness..............  9
         SECTION 3.06  Absence of Certain Changes or Events..................................................... 10
         SECTION 3.07  Litigation; Compliance with Law.......................................................... 10
         SECTION 3.08  Company Benefit Plans and Labor Relations................................................ 10
         SECTION 3.09  Tax Returns and Tax Payments............................................................. 11
         SECTION 3.10  Environmental, Health and Safety Matters................................................. 12
         SECTION 3.11  Assets; Encumbrances..................................................................... 13
         SECTION 3.12  Intellectual Property.................................................................... 13
         SECTION 3.13  Books and Records........................................................................ 13
         SECTION 3.14  Brokers.................................................................................. 14
         SECTION 3.15  Insurance................................................................................ 14
         SECTION 3.16  Material Contracts....................................................................... 14
         SECTION 3.17  Affiliate Transactions................................................................... 15
         SECTION 3.18  Opinion of Company's Financial Advisor................................................... 15
         SECTION 3.19  Company Board Approval and Recommendation................................................ 15
         SECTION 3.20  Company Stockholder Approval............................................................. 15
         SECTION 3.21  Concession and Joint Operating Agreement................................................. 16
         SECTION 3.22  No Other Agreements to Sell the Company Stock............................................ 17
         SECTION 3.23  Year 2000 Compliance..................................................................... 18
         SECTION 3.24  Accuracy of Information.................................................................. 18
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


ARTICLE 4

                              Representations and Warranties of Parent and Merger Sub........................... 18
         SECTION 4.01  Organization, Standing and Corporate Power............................................... 18
         SECTION 4.02  Authority; Non-Contravention............................................................. 18
         SECTION 4.03  Parent SEC Documents..................................................................... 19
         SECTION 4.04  Litigation; Compliance with Law.......................................................... 20
         SECTION 4.05  Organization and Authority of Merger Sub................................................. 20
         SECTION 4.06  No Prior Activities...................................................................... 20
         SECTION 4.07  Parent Common Stock...................................................................... 20
         SECTION 4.08  Ownership of Company Capital Stock....................................................... 20


ARTICLE 5

                                      Covenants Regarding Conduct of Business................................... 20
         SECTION 5.01  Conduct of Business by the Company....................................................... 20
         SECTION 5.02  Acts Permitted to Preserve Enterprise.................................................... 22

ARTICLE 6

                                               Additional Agreements............................................ 23
         SECTION 6.01  Preparation of Form S-4 and Proxy Statement; Stockholder Meetings........................ 23
         SECTION 6.02  Access to Financial and Operational Information.......................................... 24
         SECTION 6.03  Notices of Certain Events................................................................ 24
         SECTION 6.04  Mutual Best Efforts...................................................................... 25
         SECTION 6.05  Public Announcements..................................................................... 26
         SECTION 6.06  Affiliate Agreements..................................................................... 26
         SECTION 6.07  Stock Exchange Listing................................................................... 26
         SECTION 6.08  Acquisition of 5% Interest............................................................... 26
         SECTION 6.09  No Solicitation.......................................................................... 27
         SECTION 6.10  Indemnification.......................................................................... 27
         SECTION 6.11  Insurance................................................................................ 28
         SECTION 6.12  Financial Information.................................................................... 28
         SECTION 6.13  Obligations of Merger Sub................................................................ 28
         SECTION 6.14  Tax Treatment............................................................................ 28
         SECTION 6.15  HSR Act.................................................................................. 28
         SECTION 6.16  Parent Board Approval.................................................................... 29
         SECTION 6.17  Interim Financing........................................................................ 29

ARTICLE 7

                                                Employment Matters.............................................. 29
         SECTION 7.01  Employees................................................................................ 29
         SECTION 7.02  Conduct of Business by the Company with Respect to Certain Employee Matters.............. 29
         SECTION 7.03  Continuing COBRA Coverage................................................................ 30



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


ARTICLE 8

                                          Conditions Precedent to Merger........................................ 30
         SECTION 8.01  Conditions to Each Party's Obligation.................................................... 30
         SECTION 8.02  Conditions to Obligations of Parent...................................................... 31
         SECTION 8.03  Conditions to Obligation of the Company.................................................. 32
         SECTION 8.04  Effect of Exercise of Options............................................................ 32

ARTICLE 9

                                     Termination, Amendment, Fees and Expenses.................................. 32
         SECTION 9.01  Termination.............................................................................. 32
         SECTION 9.02  Effect of Termination.................................................................... 34
         SECTION 9.03  Amendment................................................................................ 34
         SECTION 9.04  Extension; Waiver........................................................................ 34
         SECTION 9.05  Authorization of Termination, Amendment, Etc............................................. 34
         SECTION 9.06  Fees and Expenses........................................................................ 35

ARTICLE 10

                                                General Provisions.............................................. 35
         SECTION 10.01  Nonsurvival of Representations and Warranties........................................... 35
         SECTION 10.02  Notices................................................................................. 35
         SECTION 10.03  Certain Definitions..................................................................... 36
         SECTION 10.04  Interpretation.......................................................................... 41
         SECTION 10.05  Counterparts............................................................................ 41
         SECTION 10.06  Entire Agreement........................................................................ 41
         SECTION 10.07  Governing Law........................................................................... 41
         SECTION 10.08  Assignment.............................................................................. 41
         SECTION 10.09  Enforcement............................................................................. 42
         SECTION 10.10  Severability............................................................................ 42
         SECTION 10.11  Service of Process...................................................................... 42
         SECTION 10.12  Company Disclosure Schedules............................................................ 42

EXHIBITS

Exhibit A            Option and Voting Agreement
Exhibit B            Company Tax Certificate
Exhibit C            Parent Tax Certificate

COMPANY DISCLOSURE SCHEDULES

Schedule 3.02        Company Subsidiaries
Schedule 3.03(a)     Capitalization and Stock Options and Warrants
Schedule 3.03(d)     Capitalization of Thai Romo
Schedule 3.03(e)     Capitalization of B8/32 Partners
Schedule 3.03(f)     Securities Having Voting and/or Registration Rights
Schedule 3.04(b)     Non-Contravention
Schedule 3.04(c)     Consents and Approvals
Schedule 3.05(c)     Indebtedness and Liens



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Schedule 3.06         Absence of Changes
Schedule 3.07         Litigation
Schedule 3.08(a)      Company Benefit Plans
Schedule 3.08(b)      Severance Payments
Schedule 3.09(a)      Tax Returns and Tax Payments
Schedule 3.10         Environmental Matters
Schedule 3.11         Encumbrances
Schedule 3.16(a)      Material Contracts
Schedule 3.16(b)      Licenses
Schedule 3.21(c)      Concession and Joint Operating Agreement
Schedule 3.21(g)      Disputes Regarding the Concession
Schedule 3.21(h)      Writings Related to the Concession or the JOA
Schedule 3.21(j)      Sole Risk Operations
Schedule 5.01         Conduct of Business by Company
Schedule 7.01         Employees, Directors and Consultants
Schedule 7.02         Conduct of Business by Company Related to Employee Matters

PARENT DISCLOSURE SCHEDULE

Schedule 4.02(c)      Consents and Approvals











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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of December 23, 1998, by and among Chevron Corporation, a Delaware corporation (the "Parent"), Chevron Thailand Inc., a Delaware corporation (the "Merger Sub") and a wholly owned subsidiary of Parent, and Rutherford-Moran Oil Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved the reorganization whereby Merger Sub will acquire all of the stock of the Company through the merger of Merger Sub with and into the Company, and the Company would become a wholly owned subsidiary of Parent (the "Merger"); and

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain record and beneficial stockholders of the Company representing approximately 75.1% of the voting power of the Company have granted to Parent options (the "Options") pursuant to an Option and Voting Agreement (the "Option and Voting Agreement") attached hereto as Exhibit A to acquire such stockholders' shares of Company Stock, along with an agreement to vote in favor of the Merger and irrevocable proxies to Parent authorizing a vote in favor of the Merger; and

         WHEREAS, for Federal income-tax purposes, it is intended that the acquisition of the shares of the stockholders of the Company pursuant to the Option and Voting Agreement and the Merger will constitute an integrated transaction qualifying as a tax free reorganization under the provisions of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the parties, intending to be legally bound hereby, agree as follows:


                                    ARTICLE 1

                                   The Merger

         SECTION 1.01 The Merger. Under the terms and subject to the conditions in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), and as a wholly owned subsidiary of Parent.

         SECTION 1.02 Closing. Unless this Agreement shall have been terminated pursuant to Article 9, and subject to satisfaction or waiver of the conditions in Article 8, the closing of the Merger (the "Closing") will occur at 10:00 a.m., local time, on the first Business Day after satisfaction or waiver of the conditions set forth in Section 8.01 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Sections 8.02 and 8.03), at the offices of Pillsbury Madison & Sutro




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LLP in San Francisco, California (the day on which the Closing occurs being the
"Closing Date") or at such other time, date and place as Parent and the Company may agree.

         SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date (or on such other date as Parent and the Company may agree), the parties shall cause to be duly prepared and filed with the Secretary of State of the State of Delaware a certificate of merger for the Merger (a "Certificate of Merger"), executed in accordance with the applicable provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon (i) the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (ii) on such other date as Parent and the Company may agree (such time when the Merger becomes effective being the "Effective Time").

         SECTION 1.04 Effects of the Merger. The Merger shall have the effects stated in the DGCL.

         SECTION 1.05 The Surviving Corporation.

         (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

         (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

         (c) Directors and Officers. At and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation.


                                    ARTICLE 2

                            Conversion of Securities

         SECTION 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the "Company Stock") or capital stock of Merger Sub, each of the following shall occur:

                  (a)  Conversion of Company Stock.

                  (i) Except as otherwise provided herein, at the Effective Time, each issued and outstanding share of Company Stock (including those shares of Company Stock issued upon exercise of Stock Options) shall be converted into the right to receive that number of fully paid and nonassessable shares of common stock, $1.50 par value, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as hereinafter defined) divided by the Average Closing Price (as hereinafter defined) (the "Merger Per Share Consideration").

                  (ii) "Exchange Ratio" shall be the result obtained by dividing a numerator equal to the sum of (a) Ninety-One Million Dollars ($91,000,000), (b) the amount, if any, of



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

         cash received by the Company in consideration of the issuance of its equity securities after the date of this Agreement, and (c) an amount equal to the value, if any, as agreed by the Company and Parent, of any non-cash consideration received by the Company in consideration of its equity securities after the date of this Agreement, by a denominator equal to the number of shares of Company Stock (including those shares issued upon exercise of Stock Options) issued and outstanding at the Effective Time. "Average Closing Price" shall be the arithmetic average of the closing prices of Parent Common Stock as reported on the NYSE Composite Transactions Tape for the twenty (20) consecutive trading days ending on the second trading day prior to the Closing Date (or if the Options are exercised by Parent, the second trading day prior to the exercise of the Options).

                  (iii) Holders of shares of Company Stock shall also receive together with each share of Parent Common Stock issued in the Merger, one associated preferred stock purchase right (a "Right") in accordance with the Rights Agreement dated as of November 23, 1998, between Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. References herein to the shares of Parent Common Stock issuable in the Merger shall also be deemed to include the associated Rights.

         (b) Cancellation of Treasury Stock and Parent Owned Company Stock. At the Effective Time, each share of Company Stock that is owned by the Company as treasury stock or by any Company Subsidiary, and each share of Company Stock that is owned by Parent or Merger Sub, shall automatically be canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered in exchange therefor.

         (c) Company Options and Warrants. Any Stock Options (as hereinafter defined) which have not vested or which have not been exercised prior to the Closing Date shall be canceled, and none of the Parent, Merger Sub, the Company or the Surviving Corporation shall have any obligations with respect to such Stock Options.

         (d) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

         (e) Adjustments to Merger Per Share Consideration. In the event that, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Company Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, dividend payable in stock or other securities, recapitalization, reclassification or other similar transaction, then the Merger Per Share Consideration shall be appropriately adjusted to reflect such event to provide to the holders of Company Stock with the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, dividend payable in stock or other securities, spin-off, combination or exchange of shares, extraordinary dividend, recapitalization, reclassification or other similar transaction.

         SECTION 2.02  Exchange of Certificates.

         (a) Exchange Agent. On the Closing Date, Parent shall deposit with ChaseMellon Shareholder Services, L.L.C. or such other bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent") all certificates evidencing Parent Common Stock and cash for fractional shares thereof which holders of shares of Company Stock are entitled to receive under this



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

Agreement as the Merger Per Share Consideration for the benefit of such holders and for exchange in accordance with this Article 2 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, under irrevocable instructions, deliver and pay all Merger Per Share Consideration and other consideration in accordance with this Article 2.

         (b)  Exchange Procedures.

                  (i) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate evidencing shares of Company Stock ("Company Stock Certificate") outstanding at the Effective Time, whose shares were converted pursuant to Section 2.01 into the right to receive shares of Parent Common Stock, (A) a letter of transmittal and (B) instructions to effect the surrender of such Company Stock Certificate in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares.

                  (ii) With respect to each holder of a Company Stock Certificate that is surrendered to the Exchange Agent (together with and in accordance with the duly executed letter of transmittal and such other customary documents as may be reasonably required pursuant to the instructions provided by the Exchange Agent), Parent shall cause the Exchange Agent to deliver and pay to such holder certificates evidencing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and a check representing the amount of cash in lieu of fractional shares, if any, to which such holder is entitled pursuant to this Agreement, plus, in the event the Options are exercised by Parent, such holder's pro rata portion of the amount of any accrued dividends or other distributions with a record date after the date of exercise of the Options by the Parent to the Closing Date paid with respect to the Parent Common Stock.

                  (iii) After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Company Stock Certificate. If any Company Stock Certificate is presented for transfer, it shall be canceled against delivery by the Exchange Agent of the Merger Per Share Consideration. If any Merger Per Share Consideration is to be delivered or paid to a name other than that in which the surrendered Company Stock Certificate is registered, a condition of such exchange shall be that such Stock Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and the Person requesting such exchange shall (A) pay to Merger Sub any transfer (or other) tax required by reason of the issuance of such certificate in a name other than that in which the surrendered certificate is registered, or (B) establish to the reasonable satisfaction of Parent or Merger Sub that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section, each Company Stock Certificate shall, at all times after the Effective Time, represent only the right to receive the Merger Per Share Consideration upon such surrender.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions having a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Company Stock Certificate, until surrender thereof in accordance with this Agreement. Following surrender of any such Company Stock Certificate, there shall be paid (without interest) to the holder of Company Stock issued in exchange therefor,
(i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore

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

paid with respect to whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with respect to such Company Stock having a record date after the Effective Time but prior to such surrender, and a payment date after such surrender with respect to such whole shares of Parent Common Stock.

         (d) No Further Ownership Rights in Company Stock. The Merger Per Share Consideration paid and delivered upon surrender of any Company Stock Certificate in accordance with this Article 2 shall be deemed to have been issued (and paid) in full satisfaction of all rights regarding Company Stock theretofore represented by such Stock Certificate, subject, however, to the Surviving Corporation's obligations, with respect to shares of Company Stock outstanding immediately before the Effective Time, to pay any dividends or make any other distributions having a record date prior to the Effective Time which were declared or made by the Company with respect to such Company Stock, prior to the date hereof, or thereafter in accordance with this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Article 2.

         (e) No Fractional Shares. Notwithstanding anything in this Article 2 to the contrary, no certificate or scrip representing any fractional shares of Parent Common Stock shall be issued as Merger Per Share Consideration and no such fractional-share interest will entitle the holder thereof to any vote or any other right of a stockholder of Parent. Each holder entitled to receive Merger Per Share Consideration who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Merger Per Share Consideration) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Average Closing Price (each a "Fractional Share Payment").

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former stockholders of the Company for one year after the Closing Date shall be delivered to Parent upon demand, and any Person otherwise entitled to receive Merger Per Share Consideration or other consideration who has not theretofore complied with this Article 2 shall thereafter look only to Parent and only as a general creditor thereof for payment of any claim for Merger Per Share Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock, to which such Person may be entitled.

         (g) No Liability. None of the Company, the Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund that may be delivered to a public official pursuant to any applicable law regarding abandoned property, escheat or similar matters.

         (h) Affiliates. Notwithstanding anything herein to the contrary, Company Stock Certificates surrendered by an "affiliate" (as determined pursuant to Section 6.06) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.06 hereof.


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                                    ARTICLE 3

                  Representations and Warranties of the Company

         The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the disclosure schedules delivered to Parent and Merger Sub by the Company at the time of execution of this Agreement (the "Company Disclosure Schedules" and each a "Company Disclosure Schedule"):

         SECTION 3.01 Organization, Standing and Corporate Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Material Contracts (as hereinafter defined). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect (as hereinafter defined) on the Company. The Company has made available to Parent complete and correct copies of the organizational documents and bylaws of the Company and of each Company Subsidiary, in each case as in effect on the date of this Agreement.

         SECTION 3.02 Company Subsidiaries. The only direct or indirect subsidiaries of the Company are those listed in Company Disclosure Schedule 3.02 (the "Company Subsidiaries" and each a "Company Subsidiary"). All outstanding shares of capital stock of each such Company Subsidiary that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of preemptive rights or similar rights and are owned (of record and beneficially) by the Company or by another Company Subsidiary, and except as disclosed on Company Disclosure Schedule 3.02, are free and clear of all rights of first refusal, pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever. Except for
(a) the ownership interests listed in Company Disclosure Schedule 3.02 and (b) other ownership interests not having a value in excess of $100,000, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         SECTION 3.03  Capital Structure.

         (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, $0.01 par value per share ("Company Preferred Stock"). As of the close of business on December 18, 1998, there were 25,598,000 shares of Company Stock issued and outstanding and no shares of Company Preferred Stock outstanding. As of the date of this Agreement, there are options to purchase 223,800 shares of Company Stock outstanding and warrants to purchase 1,480,700 shares of Company Stock outstanding. Company Disclosure Schedule 3.03(a) lists all outstanding options, warrants or other rights to purchase or acquire shares of Company Stock ("Stock Options"), showing for each such option: (1) the holder, (2) the number of shares issuable, (3) the number of vested shares, (4) the date of expiration and
(5) the exercise price.

         (b) The authorized capital stock of RMEC consists of an aggregate of 10,000 shares of common stock, par value $.01 per share, of which 1000 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. All of such issued and outstanding shares of common stock are owned beneficially and of record by the Company.


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


         (c) The authorized capital stock of TRH consists of an aggregate of 1000 shares of common stock, par value $.01 of which 1000 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. All of such issued and outstanding shares of common stock are owned beneficially and of record by the Company.

         (d) The registered capital of Thai Romo consists of an aggregate of 1,065,317 ordinary shares of which 1,065,317 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. All of such issued and outstanding ordinary shares of common stock are owned beneficially and of record as set forth on Company Disclosure Schedule 3.03(d) hereto.

         (e) The registered capital of B8/32 Partners consists, on the date hereof, of an aggregate of 110,000 ordinary shares all of which are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable. As of the date hereof, all of such issued and outstanding ordinary shares of common stock are owned beneficially and of record by the Persons as set forth on Company Disclosure Schedule 3.03(e) hereto.

         (f) Except as stated above, no shares of capital stock or other equity securities of the Company are issued and outstanding and neither the Company nor any Company Subsidiary is a party to any contract, understanding or arrangement based on or otherwise tracking the performance or characteristics of such stock or other equity securities. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Except as set forth on Company Disclosure
Schedule 3.03(f), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as disclosed on Company Disclosure Schedule 3.03(a) or 3.03(f), there are no outstanding securities, options, warrants, rights, or agreements of any kind to which the Company or any Company Subsidiary is a party (or by which any of them is bound) obligating the Company or any Company Subsidiary to issue, deliver, transfer or sell shares of capital stock or other equity securities of the Company or any Company Subsidiary. There are no outstanding contractual obligations, commitments or arrangements of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any Company Subsidiary. Except as disclosed in Company Disclosure Schedule 3.03(f), there are no agreements or arrangements pursuant to which the Company is required to register shares of Company Stock under the Securities Act of 1933, as amended (the "Securities Act"). None of the outstanding equity securities of the Company was issued in violation of the Securities Act or applicable blue sky laws of any jurisdiction.

         (g) The Board of Directors of the Company has taken all necessary action to cause all unexpired and unexercised Stock Options to automatically expire and terminate to the extent unexercised immediately prior to the Effective Time.

         SECTION 3.04  Authority; Non-Contravention.

         (a) The Company has the requisite corporate power and authority to enter into this Agreement and (subject to the Company Stockholder Approval) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (subject to the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and (assuming this Agreement is a valid and binding obligation of Checkers and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought).

         (b) Except as disclosed in Company Disclosure Schedule 3.04(b) and except for the governmental filings and other matters referred to in paragraph
(c) below, execution and delivery of this Agreement by the Company do not (and consummation of the transactions contemplated hereby will not)

                  (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any comparable charter documents of any Company Subsidiary, or any resolution adopted by the Board of Directors or stockholders of the Company or any Company Subsidiary;

                  (ii) violate in any material respect any judgment, order, statute, law, rule or regulation applicable to the Company or any Company Subsidiary; or

                  (iii) with respect to any loan or credit agreement, or note, bond, mortgage, indenture, lease or other material agreement, instrument, or license applicable to the Company or any Company Subsidiary (including by virtue of any effect on the Joint Operating Agreement or the operations conducted thereunder), result in any breach or violation of, or default thereunder (with or without notice or lapse of time, or both), or give rise to a material right of termination, cancellation or modification, or imposition of material fees or penalties thereunder, or acceleration of any material obligation thereunder, or result in the creation of any material Lien upon assets of the Company or any Company Subsidiary thereunder.

         (c) No consent, approval, order or authorization of (or from), or registration, notification, declaration or filing with, any Federal, state or local government or any court, administrative agency of other governmental authority, domestic or foreign (each a "Governmental Entity"), or other third party, is required by or with respect to the Company or any Company Subsidiary in connection with execution and delivery of this Agreement by the Company or consummation by the Company of the transactions contemplated hereby or the preservation of the Company's rights under the Joint Operating Agreement or the operations conducted thereunder, except for

                  (i) filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

                  (ii) filing with the SEC of a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, being referred to herein as the "Proxy Statement");

                  (iii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with authorities of other states in which Merger Sub or the Company is qualified to do business;

                  (iv) the notices and approvals required pursuant to the terms of the Joint Operating Agreement;

                  (v) the notices and approvals required by the Government of the Kingdom of Thailand (the "Thai Government") with respect to the transactions contemplated hereby;

                  (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices disclosed in Company Disclosure Schedule 3.04(c); and

                  (vii) such third-party consents and approvals (if any), the absence of which would not be material to the Company and its subsidiaries taken as a whole or would not prevent or materially delay the consummation of the transactions contemplated hereby.

         SECTION 3.05 Company Public Documents, Financial Statements and
                      Outstanding Indebtedness.

         (a) The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since June 3, 1996. The Company has delivered or made available to the Parent all reports, schedules, forms, statements and other documents filed with the SEC since such date (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company Public Documents"). As of their respective filing dates, the Company Public Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Public Documents. As of their respective filing dates, none of the Company Public Documents (including any and all financial statements therein) contained any untrue statement of a material fact or failed to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company Public Documents (the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles of the United States ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods specified therein (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The consolidated balance sheet of the Company and the Company Subsidiaries as of October 31, 1998 (the "Interim Balance Sheet") has been prepared in accordance with GAAP and presents fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of such date, subject to normal quarterly adjustments and year-end audit adjustments and subject to the lack of any accompanying notes to the Interim Balance Sheet.

         (b) Except to the extent reflected or reserved against in the Company Financial Statements as of September 30, 1998 (and the notes thereto), the Interim Balance Sheet, or otherwise disclosed in the Company Disclosure Schedules, the Company and the Company Subsidiaries have no material liabilities (including contingent liabilities and obligations) except (i) liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Company Financial Statements,
(ii) expenses not in excess of $8,000,000, payable to its accountants, legal and financial advisors and other vendors of goods and services incurred in connection with this Agreement and the transactions contemplated hereby, or
(iii) that would not be required to be reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries prepared in accordance with GAAP or otherwise disclosed in the footnotes to financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP.

         (c) Part A of Company Disclosure Schedule 3.05(c) is a complete and correct list of each Production Payment, each credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Company or any of the Company Subsidiaries (other than loans and advances between the Company and any of the Company Subsidiaries), outstanding on the date hereof, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Company Disclosure Schedule. Part B of such Company Disclosure Schedule is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof, and covering any assets of the Company or any of the Company Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B. Except as set forth in Company Disclosure Schedule 3.05(c), the Company is presently and at all times has been and shall be in compliance, in all material respects, with the terms and conditions of the agreements governing the terms and conditions of the Indebtedness listed in Part A of Company Disclosure Schedule 3.05(c), and there has not occurred any material default by the Company or any Company Subsidiary under such governing documents.

         SECTION 3.06 Absence of Certain Changes or Events. Except as disclosed in the Company Public Documents, the Interim Balance Sheet or in Company Disclosure Schedule 3.06, since January 1, 1998, the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice, and there is not and has not been (a) any material adverse change to the Company, (b) any distribution or dividend made by the Company, (c) any material repurchase of equity securities by the Company, (d) any condition, event or occurrence which could reasonably be expected to prevent or materially delay the Company's consummation of the transactions contemplated by this Agreement or (e) any material change in accounting methods, principles or practices of the Company, except as required by law or the rules of the Nasdaq National Market or GAAP.

         SECTION 3.07  Litigation; Compliance with Law.

         (a) Except as disclosed in Company Disclosure Schedule 3.07, (i) there is no material suit, order, action or proceeding outstanding or pending (or, to the best knowledge of the Company, threatened) against the Company, any Company Subsidiary, any officer or director of the Company in their capacity as such, or, to the best knowledge of the Company, the operator under the Joint Operating Agreement in its capacity as operator thereunder or relating to its activities thereunder, including, without limitation, any claims for indemnification, and
(ii) neither the Company, any Company Subsidiary, any officer or director of the Company in their capacity as such, or, to the best knowledge of the Company, the operator under the Joint Operating Agreement in its capacity as operator thereunder or relating to its activities thereunder, is subject to any material judgment, decree, injunction or order of any Governmental Entity outstanding against the Company, any Company Subsidiary or such operator.

         (b) Each of the Company and each Company Subsidiary and, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder have conducted its respective business in compliance in all material respects with all judgments, orders, statutes, laws, rules, and regulations (collectively, "Laws") applicable thereto including, with limitation, the Foreign Corrupt Practices Act.

         SECTION 3.08  Company Benefit Plans and Labor Relations.

         (a) For purposes of this Agreement, "Compensation and Benefit Plans" means, collectively, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, incentive bonus pool, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement, whether written or oral, that covers employees, directors or consultants of the Company or any of the Company Subsidiaries, or pursuant to which former employees, directors or consultants of the Company or any of the Company Subsidiaries are entitled to current or future benefits. Company Disclosure
Schedule 3.08(a) lists all Compensation and Benefit Plans maintained, or contributed to, by the Company or any of the Company Subsidiaries or any Person that, together with the Company or any of the Company Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code. Each Compensation and Benefit Plan has been administered in accordance with its terms and is in material compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, the Code and any other applicable law. All Compensation and Benefit Plans that are intended to be qualified under Sections 401(a) and 501(a) of the Code are the subject of favorable determination letters form the Internal Revenue Service, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would materially adversely affect its qualification or materially increase its costs.


         (b) Except as contemplated by this Agreement or disclosed in Company Disclosure Schedule 3.08(b), the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Compensation and Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, director or consultant of the Company or any of the Company Subsidiaries whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code). Except as provided in Company Disclosure Schedule 3.08(c), no payment described therein constitutes an excess parachute payment.

         (c) Neither the Company, any Company Subsidiary, nor, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder is a party to any collective bargaining agreement or other labor union contract applicable to persons employed the Company, any Company Subsidiary or any such operator, as the case may be, and, to the best knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees. There are no strikes, work stoppages or other material labor disputes involving the Company, any Company Subsidiary or, to the best knowledge of the Company, such operator pending (or, to the best knowledge of the Company, threatened).

         (d) The Board of Directors of the Company has taken all necessary action to cause all Compensation and Benefit Plans to automatically expire and terminate prior to the Effective Time.

         SECTION 3.09  Tax Returns and Tax Payments.

         (a) Except as disclosed in Company Disclosure Schedule 3.09(a), each of the Company and the Company Subsidiaries has filed all tax returns and reports required to be filed by it (or requests for extensions to file such returns or reports have been timely filed and granted and have not expired) and all such tax returns and reports were complete and accurate in all respects when filed, except to the extent that such failures to file, to have extensions granted that remain in effect or to be complete and accurate in all respects, as applicable, would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed on Company Disclosure Schedule 3.09(a), the Company and each Company Subsidiary has paid (or the Company has paid on its behalf) or has accrued on its financial statements all taxes shown as due on such tax returns and reports. The most recent Company Financial Statements reflect an adequate reserve for all taxes payable by the Company and Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such Company Financial Statements. Except as disclosed on Company Disclosure Schedule 3.09(a), the Company has received no written notice of deficiencies for any taxes proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for, except for any inadequately reserved taxes and inadequately reserved deficiencies that, individually or in the aggregate, would not be material to the Company and its subsidiaries taken as a whole. Except as disclosed on Company Disclosure Schedule 3.09(a), no requests for waivers of the time to assess any taxes against the Company or any Company Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent Company Financial Statements or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, be material to the Company and its subsidiaries taken as a whole.

         (b) The term "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to tax.

         SECTION 3.10  Environmental, Health and Safety Matters.

         (a) Except as disclosed in Company Disclosure Schedule 3.10:

                  (i) each of the Company, the Company Subsidiaries and, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder, holds, and is in compliance with, all material Environmental, Health and Safety Permits and is otherwise in compliance in all material respects with all applicable Environmental, Health and Safety Laws;

                  (ii) neither the Company, any Company Subsidiary nor, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder has received any material Environmental, Health and Safety Claim against the Company, any Company Subsidiary or such operator;

                  (iii) neither the Company, any Company Subsidiary nor, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder (A) has entered into or agreed to any material consent decree or order under any Environmental, Health and Safety Law, or (B) is subject to any material judgment, decree or order of any Governmental Entity relating to compliance with any Environmental, Health and Safety Law or to investigation, cleanup, remediation or removal of Hazardous Materials under any Environmental, Health and Safety Law (other than orders applying generally to any industry in which the Company or any Company Subsidiary operates); and

                  (iv) each of the Company and Company Subsidiaries, and, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder, is in compliance in all material respects with all applicable requirements of the Production License Applications, Environmental Impact Assessments, and the Initial Environmental Evaluations.

         (b) For purposes of this Agreement, the following terms shall have the following meanings:

                  (i) "Environmental, Health and Safety Claim" means any written notice, claim, demand, action, suit, complaint or proceeding by any Person alleging liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (A) the presence, discharge, emission or release of any Hazardous Materials or (B) any violation or alleged violation of any Environmental, Health and Safety Law or Environmental, Health and Safety Permit.


                  (ii) "Environmental, Health and Safety Permits" with respect to any entity means all permits, licenses, registrations and other governmental authorizations required for current operations of such entity's business and facilities and otherwise to conduct such entity's business in compliance with Environmental, Health and Safety Laws.

                  (iii) "Environmental, Health and Safety Laws" means all applicable international, national, state and local statutes, rules, regulations, ordinances, orders and decrees regarding contamination, pollution or protection of natural resources, human health, safety or the environment.

                  (iv) "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances regulated by Environmental, Health and Safety Laws.

         SECTION 3.11 Assets; Encumbrances. The Company and Company Subsidiaries own all the assets and properties reflected as owned by the Company and the Company Subsidiaries on the Interim Balance Sheet as of October 31, 1998, (and any subsequent balance sheet delivered pursuant to Section 6.12) and hold valid and subsisting leasehold interests or licenses in all properties or assets of which either the Company or a Company Subsidiary is lessee or licensee, as the case may be. All material tangible assets are in good operating condition, ordinary wear and tear excepted. Except as disclosed on Company Disclosure
Schedule 3.11, all material assets and properties directly or indirectly owned or leased by the Company and the Company Subsidiaries are free and clear of material encumbrances other than (a) liens for current taxes not yet due, (b) minor imperfections of title, if any, none of which materially impairs the present use of the property subject thereto or impairs the current operations of the Company or the Company Subsidiaries, (c) zoning laws and other use restrictions that do not materially impair the current use of the property subject thereto and (d) mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar liens arising or incurred in the ordinary course of business, none of which would, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto. Neither the Company nor any Company Subsidiary owns any real property other than fixtures, leasehold improvements and property owned pursuant to the Joint Operating Agreement.

         SECTION 3.12 Intellectual Property. The Company and the Company Subsidiaries own, or have all necessary rights to use, all trademarks, trade names, copyrights, and other intellectual property currently being used by the Company and the Company Subsidiaries, which rights are sufficient in all material respects to permit such current use by the Company and the Company Subsidiaries. The Company has received no written notice of any claim of any infringement of any trademark, trade name, copyright or other intellectual property owned by the Company and the Company Subsidiaries.

         SECTION 3.13 Books and Records. The minute books and other records of the Company, and each of the Company Subsidiaries that have been made available to Parent contain the records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the

Board of Directors of the Company, and each of the Company Subsidiaries, as the case may be, and other than the meeting of the Board of Directors of the Company held on December 15, 1998, no meeting of such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. The Company has made available to Parent all records in its possession with respect to any meetings held pursuant to the Joint Operating Agreement.

         SECTION 3.14 Brokers. The Company has not made (and is not bound by) any agreement or arrangement under which any broker, investment banker, financial advisor or other Person (other than Chase Securities Inc. and Bear, Stearns & Co. Inc., whose fees and expenses will be paid in full by the Company under agreements copies of which have been previously furnished to Parent) is entitled to any broker's, finder's or financial advisor's fee or any similar payment in connection with the transactions contemplated by this Agreement.

         SECTION 3.15 Insurance. Copies of all material insurance policies and arrangements of the Company and each of the Company Subsidiaries have been made available to Parent. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and the Company Subsidiaries are in compliance in all material respects with the terms thereof. Such insurance is sufficient for compliance by the Company and the Company Subsidiaries with all requirements of law and all agreements and leases to which the Company or any of the Company Subsidiaries is a party. To the best knowledge of the Company, the operator under the Joint Operating Agreement maintains insurance policies and arrangements in coverage amounts sufficient to insure, at levels customary in the business of the Company, all operations related to the Joint Operating Agreement and Concession.

         SECTION 3.16 Material Contracts. (a) Company Disclosure Schedule 3.16(a) lists all contracts material to the business, assets, properties or financial condition of the Company and its Subsidiaries, taken as a whole, which
(1) the Company or a Company Subsidiary is a party to or (2) the Company believes or has knowledge that (x) the Company or a Company Subsidiary is a third-party beneficiary of or (y) the operator (or any affiliate thereof) under the Joint Operating Agreement is a party and which affects or concerns assets or operations within the Block (any such contract, a "Material Contract"). The Company has made available to Parent copies of all Material Contracts (and all material correspondence related thereto) to which it or a Company Subsidiary is a party or which otherwise are in the Company's possession. The copies of the Material Contracts provided to Parent are true and correct, as modified to date, and with respect to any oral Material Contracts the Company has provided true and complete memoranda describing the terms of all such oral contracts, and all liabilities and obligations under the Material Contracts, whether written or oral, can be ascertained from such copies or memoranda. Each Material Contract is a valid and binding obligation of the Company or one of the Company Subsidiaries, to the extent either is a party thereto, and, to the extent that the Company or one or more of its subsidiaries is a party, to the best knowledge of the Company, each other party thereto, and is enforceable against the Company or one or more Company Subsidiaries and, to the best knowledge of the Company, each other party thereto, in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity. Except in connection with the transactions contemplated by this Agreement or as disclosed on Company Disclosure Schedule 3.16(a), neither the Company nor any Company Subsidiary has been involved in any discussion or received any correspondence regarding the renegotiation, amendment or termination of any Material Contract. The Company and the Company Subsidiaries, as the case may be, have complied in all material respects with the Material Contracts, and there has not occurred as to any Material Contract any material default by the Company or any Company Subsidiary or any event that, with notice or the lapse of time or otherwise, would become a material default by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted or been granted any waiver or forbearance with respect to any of the Material Contracts. To the best knowledge of the Company, there has not occurred as to any Material Contract any default by another party thereto or any event that with notice or the lapse of time or at the election of any Person other than the Company, could become a material default by such party.

         (b) The permits, licenses, waivers or other authorizations from Governmental Entities ("Licenses") set forth on Company Disclosure Schedule 3.16(b) are the only Licenses material to the Company and the Company Subsidiaries. None of the Company or Company Subsidiaries has made any untrue statement of material fact, or omitted to state a material fact, necessary to make the statements made, in light of the circumstances under which they were made, not misleading to any Governmental Entity or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, would subject or could reasonably be expected to subject any of the material Licenses held by the Company or the Company Subsidiaries to revocation or failure to renew. No event has occurred with respect to any of the material Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the material Licenses.

         (c) The Material Contracts and the Licenses are, or provide, all of the rights, licenses, permits and other authorizations used or necessary to lawfully operate and conduct the business of the Company and the Company Subsidiaries as described in the Company Public Documents and as presently conducted.

         SECTION 3.17 Affiliate Transactions. Since the date of the most recent proxy statement issued by the Company, the Company has not engaged in any transaction with any officer, director or owner of more than 10 percent of the equity interests of the Company which would be required to be disclosed under
Item 404 of Regulation S-K of the rules and regulations of the SEC.

         SECTION 3.18 Opinion of Company's Financial Advisor. The Company has received the opinion of Bear, Stearns & Co. Inc. to the effect that the consideration to be received in the Merger is fair, from a financial point of view, to the Company's public stockholders.

         SECTION 3.19 Company Board Approval and Recommendation. The Board of Directors of the Company at a meeting duly called and held, has unanimously approved the execution of this Agreement by the Company and determined that this Agreement and the transactions contemplated hereby are in the best interests of the stockholders of the Company, and (b) recommended that such stockholders approve this Agreement. The Board of Directors, other than Messrs. Rutherford and Moran, has unanimously approved the entry of Messrs. Rutherford and Moran into the Option and Voting Agreement. The Board of Directors of the Company has taken all appropriate action so that neither Parent nor Merger Sub will be an "interested stockholder" within the meaning of Section 203 of the DGCL by virtue of the Company's entry into this Agreement or the Option and Voting Agreement and the consummation of the transactions contemplated hereunder and thereunder.

         SECTION 3.20 Company Stockholder Approval. The Company Stockholder Approval consists of an affirmative vote of holders of a majority of the issued and outstanding Company Stock and is the only vote of holders of any class or series of the Company's securities necessary to approve this Agreement and the Merger.

         SECTION 3.21  Concession and Joint Operating Agreement.

         (a) Thai Romo is the sole legal and beneficial owner of an undivided 46.34146% interest in the Tantawan area of the Concession as a joint concessionaire. Thai Romo is the sole legal and beneficial owner of an undivided 31.666% interest in all areas of the Concession outside the Tantawan area as a joint concessionaire. TRH is the sole legal and beneficial owner of 46.34146% of the capital stock of B8/32 Partners, Ltd. B8/32 Partners, Ltd. is the sole legal and beneficial owner of an undivided 31.666% interest in all areas of the Concession outside the Tantawan area as a joint concessionaire. Thai Romo is the sole legal and beneficial owner of an undivided 46.34146% interest in the Joint Operating Agreement as it governs the Tantawan Area within the Block, and is the sole legal and beneficial owner of an undivided 31.666% interest in the Joint Operating Agreement as it governs all other areas of the Block. B8/32 Partners is the sole legal and beneficial owner of a 31.666% interest in the Joint Operating Agreement as it governs all areas of the Block outside the Tantawan Area.

         (b) The Concession is free from any mortgage, charge (whether fixed or floating), pledge, material lien, equity or other material encumbrance and from all overriding interests, royalties, deferred payments, net profit interests, carried interests and production payments and there is no agreement or commitment to give or create any of the same.

         (c) Except as disclosed in Company Disclosure Schedule 3.21(c), neither the Company nor any Company Subsidiary has committed any material breach of, or is in material default under, the Concession or the Joint Operating Agreement, and neither Company nor any Company Subsidiary has received written notice (or is it aware) that any of the parties to the Concession or the Joint Operating Agreement has committed any material breach of, or is in material default under, the Concession or the Joint Operating Agreement.

         (d) The Concession and the Joint Operating Agreement and all rights and interests thereunder or deriving thereof are in full force and effect, and no act or omission of the Company, any Company Subsidiary, or, to the best knowledge of the Company, of any other Person has occurred, including the consummation of the transactions contemplated herein, which would or might entitle the Thai Government to revoke or materially alter or modify the Concession, and no written notice has been received by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other Person, of any intention by the Thai Government to revoke the Concession, and there are no other grounds for rescission, avoidance, revocation, repudiation or termination of the Concession. The Company has made all requisite filings with, and provided all appropriate notifications to, the Thai Government, to preserve all of its rights in the Concession.

         (e) To the best knowledge of the Company, all accrued obligations and liabilities imposed by the Concession (including, without limitation, work obligations) have been duly fulfilled and discharged and there are no outstanding work obligations to be fulfilled under the Concession, and the Thai Government has not given written notice to the Company, any Company Subsidiary or, to the best knowledge of the Company, any other Concessionaire of any intention to require further works to be conducted (whether in relation to exploration or development), or to call for the submission of or impose any development program.

         (f) The Company has kept proper and consistent accounts, books and records of its activities relating to its and its subsidiaries' operations conducted with respect to the Concession, and such accounts, books and records have been made available to Parent and are current, and since January 1, 1998, there has been no change in any practice or policy insofar as such change might affect the valuation of assets or the recording of expenditures or receipts relating to the Concession.

         (g) Except as disclosed in Company Disclosure Schedule 3.21(g), neither the Company nor any Company Subsidiary is a party to any litigation, arbitration or administrative proceedings or to any dispute in relation to the Concession and there is no such litigation, arbitration or administrative proceedings pending or, to the best knowledge of the Company, threatened either by or against Company or any Company Subsidiary and there are no facts known to Company, or any Company Subsidiary which are likely so to jeopardize or endanger the Concession. To the best knowledge of the Company, none of the parties to the Concession is involved in or threatened with any litigation, arbitration or administrative proceedings or any dispute in relation to, or which is likely to prejudice or endanger in any manner, the Concession.

         (h) Except as disclosed in Company Disclosure Schedule 3.21(h), the Concession and the Joint Operating Agreement provided to Parent conform to the originals, and there are no other documents or written information relating to either the Concession or the Joint Operating Agreement which would, taken as a whole, render the Concession or the Joint Operating Agreement materially inaccurate or misleading.

         (i) The Concession constitutes all of the documents affecting title to the Concession, and neither the Company nor any Company Subsidiary is a party to and, to the best knowledge of the Company, there is no other agreement, arrangement or undertaking relating to the creation or validity of the Concession.

         (j) Except as disclosed in Company Disclosure Schedule 3.21(j), no sole risk operation has, since the Company or any of the Company Subsidiaries became a party to the Concession, been carried out in relation to the Concession, nor is any such operation in the process of being carried out and, to the best of knowledge of the Company, since January 1, 1997, no sole risk operation has been proposed in relation to the Concession.

         (k) To the best knowledge of the Company, all wells located within the Concession which have been abandoned have been abandoned in accordance with good industry practice and in material compliance with all applicable laws, rules and regulations thereto.

         (l) Neither the Company nor any of the Concessionaires has received any written demand, claim or notice which relates to pollution or to environmental damage, and which requires remediation or action with respect to the Concession or any written demand or notice with respect to the breach of any pollution or environmental laws applicable to the Concession and to the best knowledge of the Company, there have been no escapes of waste material, hazardous substances or other pollution events other than what is recognized as industry practice and within the pollution or environmental laws applicable to the Concession.

         (m) The Concessionaires in their capacity as such directly or indirectly possess or have the right to use all the Facilities, Properties and all other leaseholds, personal property and other assets reasonably necessary to conduct the operations under the Joint Operating Agreement as presently conducted, and all such Facilities and other Property are in good condition, ordinary wear and tear excepted, and suitable for the use to which they have been put.

         SECTION 3.22 No Other Agreements to Sell the Company Stock. Except for warrants and options disclosed in Company Disclosure Schedule 3.03(a), the Company has no commitment or legal obligation, absolute or contingent, to any other Person other than Parent and Merger Sub to sell, assign, transfer or effect a sale of any of the capital stock of the Company or any of its Subsidiaries, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company or any of its Subsidiaries, or to enter into any agreement or cause the entering of an agreement with respect to the foregoing.

         SECTION 3.23 Year 2000 Compliance. Except as disclosed in the Company Public Documents, the Company has no reason to believe any technology or systems which are material or necessary to the operations under the Joint Operating Agreement are not year 2000 compliant.

         SECTION 3.24 Accuracy of Information. No information furnished by the Company or its Representatives to Parent or its Representatives in connection with Parent's investigation of the Company, which has been prepared by, or at the direction or request of, the Company or its Representatives, contains any material misstatement of a fact, or omits to state a material fact necessary in order to make the information furnished (in the light of the circumstances under which it was provided) not misleading.


                                    ARTICLE 4

             Representations and Warranties of Parent and Merger Sub

         Parent and Merger Sub represent and warrant to the Company that:

         SECTION 4.01 Organization, Standing and Corporate Power. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and the transactions contemplated hereby. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a material adverse effect on Parent.

         SECTION 4.02  Authority; Non-Contravention.

         (a) When the Board of Directors of Parent approves this Agreement and the transactions contemplated hereby, Parent will have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. When the Board of Directors of Parent approves this Agreement and the transactions contemplated hereby, execution and delivery of this Agreement by Parent and consummation by Parent of the transactions contemplated hereby will be duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by and (assuming this Agreement is approved by the Board of Directors of Parent, is a valid and binding obligation of the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought).

         (b) Notwithstanding subparagraph (a) above of this Section 4.02, except with regard to the issuance of Parent Common Stock as contemplated by this Agreement (which requires approval of the Board of Directors of Parent), the Executive Committee of Parent has approved this Agreement and the transactions contemplated hereby, and the Executive Committee is authorized to cause Parent to enter into this Agreement and to consummate the transactions contemplated hereby (except with respect to the issuance of Parent Common Stock). Based upon such Executive Committee approval, the execution and delivery of this Agreement by Parent and consummation by Parent of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent (other than with respect to the issuance of Parent Common Stock). Based upon such Executive Committee approval, this

Agreement has been duly executed and delivered by and (assuming this Agreement is a valid and binding obligation of the Company) constitutes a valid and binding obligation of Parent (other than with respect to the issuance of Parent Common Stock), enforceable against Parent in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity and the discretion of the court before which any proceedings for injunctive relief or specific performance may be brought).

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other third party is required by or with respect to Parent in connection with execution and delivery of this Agreement by Parent or consummation by Parent of the transactions contemplated hereby, except for

                  (i) filing of a pre-merger notification and report form under the HSR Act;

                  (ii) filing with the SEC of (A) the Form S-4 (as hereinafter defined) and (B) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

                  (iii) filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with authorities of other states in which Parent or the Company is qualified to do business;

                  (iv) the notices and approvals required pursuant to the terms of the Joint Operating Agreement;

                  (v) the notices and approvals required by the Thai Government with respect to the transactions contemplated hereby;

                  (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filing and notices as stated in Parent Disclosure Schedule 4.02(c).

         (d) The execution and delivery of this Agreement by Parent does not (and consummations of the transactions contemplated hereby will not)

                  (i) conflict with or violate the certificate of incorporation or bylaws of Parent, or any resolution adopted by the Board of Directors of Parent; or

                  (ii) subject to the governmental filings and other matters referred to in paragraph (c) below, violate in any material respect any judgment, order, statute, law, rule or regulation applicable to Parent.

         SECTION 4.03 Parent SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1996. Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC since such date (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. As of their respective dates, none of the Parent SEC Documents (including any and all financial statements therein) contained any untrue statement of a material fact or failed to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods specified therein (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

         SECTION 4.04 Litigation; Compliance with Law. There is no suit, order, action or proceeding outstanding or pending (or, to the best knowledge of Parent, threatened) against Parent that could reasonably be expected to prevent or materially delay Parent's consummating the transactions contemplated by this Agreement, and Parent is not subject to any judgment, decree, injunction or order of any Governmental Entity having any such effect.

         SECTION 4.05 Organization and Authority of Merger Sub. Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and to general principles of equity).

         SECTION 4.06 No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business or other activities except as contemplated by this Agreement.

         SECTION 4.07 Parent Common Stock. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         SECTION 4.08 Ownership of Company Capital Stock. As of the date hereof, neither Parent nor, to the knowledge of Parent, any of its affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) other than this Agreement and the Option and Voting Agreement, is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of the capital stock of the Company.


                                    ARTICLE 5

                     Covenants Regarding Conduct of Business

         SECTION 5.01 Conduct of Business by the Company. Except as otherwise contemplated by this Agreement, during the period from the date hereof to the earlier of (i) the exercise of the Options by Parent and (ii) the Effective Time, the Company shall (and shall cause each Company Subsidiary to) conduct its businesses only in the ordinary course of business in all material respects and consistent with its practice since January 1, 1998 and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. In addition, during the period from the date of this Agreement to the earlier of (i) the exercise of the Options by Parent and (ii) the Effective Time, except as contemplated by this Agreement or disclosed in Company Disclosure Schedule 5.01, the Company shall not (and shall not permit any Company Subsidiary to):

         (a) (i) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock, other than dividends between the Company and its subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or make any other changes to its capital structure, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any right, warrant or option to acquire any such shares or other securities other than the issuance of Company Stock upon the exercise of options or warrants outstanding on the date hereof as identified on Company Disclosure Schedule 3.03(a);

         (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any Company Subsidiary other than the issuance of Company Stock or any other security which by its terms either expires prior to the Effective Time or is converted into Company Stock at the Effective Time;

         (c) amend or propose to amend the certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company or any Company Subsidiary;

         (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

         (e) except pursuant to existing contracts previously disclosed to Parent or with the written consent of Parent, which consent will not be unreasonably withheld, sell, lease, license, mortgage or otherwise encumber or subject to any Lien other than Permitted Liens or otherwise dispose of any of its properties or assets except in the ordinary course of business consistent with past practice and in transactions involving consideration no greater than $10,000 in any one case or $100,000 in the aggregate;

         (f) except with the written consent of Parent, which consent will not be unreasonably withheld, (i) incur any indebtedness for borrowed money other than pursuant to the Company's existing credit facilities or extensions of, additions to, or replacements of such facilities on comparable terms and conditions or intercompany loans or guarantee any such indebtedness of another Person other than any Company Subsidiary, issue or sell any debt security or warrant or other right to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt security of another Person other than any Company Subsidiary or agree to maintain the financial condition of any Person (other than the Company or any Company Subsidiary), or (ii) make any loan, advance or capital contribution to, or investment in, any other Person other than any Company Subsidiary;

         (g) except pursuant to existing contracts previously disclosed to Parent or with the written consent of Parent, which consent will not be unreasonably withheld, make any cash call or other payment or investment under the Joint Operating Agreement that is not necessary to comply with such agreement or preserve the Company's rights thereunder and otherwise not to acquire any assets or make or agree to make any capital expenditure, except acquisitions and capital expenditures the commitment or consideration for which do not exceed $10,000 in any one case or $100,000 in the aggregate;

         (h) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

         (i) change any material accounting principle used by it, except for such changes as may be required under GAAP or the rules and regulations of the SEC;

         (j) except with the written consent of Parent which consent shall not be unreasonably withheld, make any tax election or settle or compromise any disputed Federal, state, local or foreign income tax liability;

         (k) except with the written consent of Parent which consent shall not be unreasonably withheld, enter into any Hedging Agreement or terminate or modify in any material respect any Hedging Agreement to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

         (l) except with the written consent of Parent which consent shall not be unreasonably withheld, enter into any contract which would involve the payment by the Company or any Company Subsidiary of an amount in excess of $10,000 in any one case or $100,000 in the aggregate;

         (m) except with the written consent of Parent which consent shall not be unreasonably withheld, amend or waive any provision of, or terminate, any Material Contract to which the Company or any Company Subsidiary is a party, or release or assign any rights or claims thereunder;

         (n) enter into, or otherwise engage in, any transaction referred to in
Section 3.17;

         (o) except with the written consent of Parent, which consent will not be unreasonably withheld, pay, discharge, satisfy, waive, settle or release any claim or cause of action of the Company or any Company Subsidiary which could reasonably be disputed;

         (p)  accelerate any payment to any vendor of goods or services; or

         (q) commit or agree to take any of the foregoing actions.

         SECTION 5.02 Acts Permitted to Preserve Enterprise. Nothing in Section
5.01 of this Agreement shall prevent the Board of Directors of the Company from causing the Company to take any action otherwise in violation of the agreements contained in Section 5.01 hereof if the Board of Directors of the Company in good faith reasonably determines such action to be necessary or advisable to preserve the Company as a going concern and the value of the equity interests held by the Company's stockholders; provided, however, that the Company shall give Parent prompt notice of, and details concerning, any such action.

                                    ARTICLE 6

                              Additional Agreements

         SECTION 6.01 Preparation of Form S-4 and Proxy Statement; Stockholder Meetings.

         (a) As promptly as practicable following execution of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall file it with the SEC, and Parent shall prepare and file with the SEC a Form S-4 relating to the Parent Common Stock to be issued in connection with the Merger (as amended or supplemented from time to time, the "Form S-4"), in which the Proxy Statement will be included. Parent shall cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder and shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. No filing of, or amendment or supplement to, the Form S-4 shall be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. Parent shall take any reasonable action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and holders of Company Stock and rights to acquire Company Stock as may be reasonably requested in connection with any such action. Each of Parent, Merger Sub and the Company, respectively, shall:

                  (i) cause all information provided (and to be provided) by it for use in the Form S-4 to be true and correct in all material respects;

                  (ii) not omit from such information any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which it was provided, not misleading; and

                  (iii) correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

         (b) Parent shall advise the Company promptly after it receives (i) notice that the Form S-4 or any amendment thereto has become effective, (ii) the issuance of any stop order with respect to the Form S-4, (iii) the suspension of the qualification of Parent Common Stock to be issued in connection with the Merger for offering or sale in any jurisdiction, (iv) any request by the SEC or the NYSE for amendment to the Form S-4, or (v) any comments or requests for additional information received from the SEC with respect to the Form S-4 or the Proxy Statement which forms a part thereof.

     (c) As soon as practicable after the Form S-4 is declared effective by the SEC, the Company shall, through its Board of Directors, duly call, give notice of and hold a meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of approving the Merger and approving and adopting this Agreement. The Board of Directors of the Company (i) has recommended approval of the Merger and this Agreement, (ii) shall include, and shall not withdraw or modify, each such recommendation in the Proxy Statement unless under applicable law it is required to omit, withdraw or modify any such recommendation, and (iii) shall submit for approval of its stockholders at the Company Stockholder Meeting the Merger and the Merger Agreement, regardless of whether it later withdraws its recommendation that stockholders vote for the approval of such matters. At the Company Stockholders Meeting, Parent shall, and shall cause its subsidiaries to, cause all shares of Company Common Stock then beneficially owned by Parent or any subsidiary of Parent to be voted in favor of the approval of the Merger and the approval and adoption of this Agreement.

         (d) The Company will cause its transfer agent to make stock-transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

         SECTION 6.02 Access to Financial and Operational Information. (a) Subject to compliance with applicable law, upon reasonable notice, the Company will, and will cause each of the Company Subsidiaries to, give Parent, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Company Subsidiaries ("Access"), will furnish to Parent and its authorized Representatives such financial and operating data as such Persons may reasonably request and will instruct the Company's Representatives to cooperate with Parent in its investigation of the business of the Company and the Company Subsidiaries and in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger, provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder; and provided further that notwithstanding the provision of information by Company to Parent or any investigation by Parent prior to or after the date hereof, Company shall not be deemed to make any representation or warranty regarding the Company except as expressly set forth in this Agreement.

         (b) Unless otherwise required by law or the applicable rules of the NYSE or the Nasdaq National Market, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party and will not use any such nonpublic information for any purpose other than in connection with the planning, negotiation and implementation of the transactions contemplated hereby. In the event of the termination of this Agreement for any reason, each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material shall be destroyed (and each party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other party by an authorized officer supervising such destruction.

         SECTION 6.03 Notices of Certain Events. (a) The Company shall, upon obtaining knowledge of any of the following, promptly notify Parent in writing of:

                  (i) any material notice or other material communication from any Governmental Entity in connection with the Merger;

                  (ii) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against the Company or any of the Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
         Section 3.09 or which relate to the consummation of the Merger;

                  (iii) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of any representations or warranties by the Company, the Company's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the best knowledge of Company to be or become untrue or inaccurate in any material respect and disregarding for such purposes any limitation in the representations or warranties referring to written instruments);

                  (iv) the failure of the Company or any Company Subsidiary to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the Company or any Company Subsidiary under this Agreement;

                  (v) any material development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Company or any Company Subsidiary, or, to the best knowledge of the Company, the operator under the Joint Operating Agreement with respect to the operations thereunder; and

                  (vi) any material development affecting the ability of the Company to effect the Merger and transactions contemplated under the Agreement.

The Company shall promptly notify Parent in writing of any event which would cause a previously delivered Company Disclosure Schedule to be inaccurate and shall thereafter provide Parent with a revised Company Disclosure Schedule reflecting such information or event. No disclosure by the Company or any Company Subsidiary pursuant to this Section 6.03, however, shall be deemed to amend or supplement any Company Disclosure Schedule hereto which has not been consented to in writing by Parent.

         (b) Parent shall, upon obtaining knowledge of any of the following, promptly notify the Company in writing of:

                  (i) any material notice or other material communication from any Governmental Entity in connection with the Merger;

                  (ii) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Parent or any affiliates of Parent which relate to the consummation of the Merger;

                  (iii) any representation or warranty made by Parent contained in this Agreement becoming untrue or inaccurate in any material respect (including in the case of any representations or warranties by Parent, Parent's receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the best knowledge of Parent to be or become untrue or inaccurate in any material respect);

                  (iv) the failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Parent or Merger Sub under this Agreement; and

                  (v) any material development affecting the ability of Parent or Merger Sub to effect the Merger and transactions contemplated under the Agreement.

         SECTION 6.04  Mutual Best Efforts.

         (a) Subject to the conditions set forth in this Agreement, each party shall use its reasonable best efforts to (and cause each Person under its control to) take all actions, and assist and cooperate with each other party in taking all actions necessary, useful or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Each party shall use its reasonable best efforts and cooperate with each other party in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable law or regulation or from any Governmental Entity or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

         (b) The Company shall take all reasonable actions requested by Parent or Merger Sub in cooperation with Parent's efforts to negotiate and cause the execution of a definitive agreement between the Company and Neutron with respect to all the rights, duties and responsibilities as operator within the Block pursuant to the Joint Operating Agreement ("Operatorship") on terms acceptable to Parent.

         (c) The Company shall take all reasonable actions requested by Parent or Merger Sub in cooperation with Parent's efforts to secure waivers of any and all preferential rights which may arise under the Joint Operating Agreement as a result of the Merger.

         (d) The Company shall take all reasonable action requested by Parent or Merger Sub in cooperation with Parent's efforts to negotiate and execute a new joint operating agreement ("New JOA") for the Block that shall provide for, among other provisions, (i) control by Parent of key operating decisions, such as budget and AFE approvals, and (ii) clarification that the area of mutual interest is limited to the Block.

         SECTION 6.05 Public Announcements. With respect to any news release or other public announcement or statement relating to this Agreement or any transaction contemplated hereby (each an "Announcement"), Parent, Merger Sub and the Company will each consult with the others before issuing such Announcement, and will provide to each other a reasonable opportunity to review and comment on such Announcement, and shall not issue such Announcement prior to such consultation and opportunity (except as otherwise required by applicable law or any applicable rules of the NYSE or the Nasdaq National Market).

         SECTION 6.06 Affiliate Agreements. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying each Person who is, at the time this Agreement is submitted for Company Stockholder Approval, an "affiliate" of the Company for purposes of Rule 145 under the Securities Act (each a "Rule 145 Affiliate"). The Company shall use its reasonable best efforts to cause each Rule 145 Affiliate to deliver to Parent on or prior to the Closing Date a written agreement concerning dispositions of Parent Common Stock in form reasonably satisfactory to both Parent and the Company.

         SECTION 6.07 Stock Exchange Listing. Parent shall promptly prepare and submit to the NYSE a listing appli cation covering the shares of Parent Common Stock issuable in connection with the Merger and which are not treasury shares, and shall use its best efforts to obtain, as promptly as practicable after the date hereof, approval for listing of such shares of Parent Common Stock.

         SECTION 6.08 Acquisition of 5% Interest. Parent plans to offer to acquire at least a 5% interest in the Concession under the Joint Operating Agreement from Sophonpanich for consideration and upon the terms and conditions acceptable to Parent in its sole discretion.

         SECTION 6.09  No Solicitation.

         (a) Prior to January 28, 1999, and at all times thereafter if the conditions set forth in paragraphs (e), (f), and (g) of Section 8.02 hereof shall have been satisfied or waived by Parent, the Company shall not (and shall not permit any of its officers, directors, agents, representatives or advisors
to) solicit, initiate or knowingly encourage the submission of any proposal or offer from any Person relating to any (A) acquisition of a substantial amount of assets of the Company (other than in the ordinary course of business) or of more than 15% of all outstanding Company Stock or (B) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 15% of all outstanding Company Stock, or (C) merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation or similar transaction involving the Company, other than the transactions contemplated by this Agreement (each an "Alternative Proposal") or agree to or endorse any Alternative Proposal.

         (b) Notwithstanding the foregoing, however, nothing herein shall prohibit, subject to Section 6.01(b), the Company following receipt of an Alternative Proposal from disclosing to its stockholders such Alternative Proposal and a position with respect to such Alternative Proposal to the extent required by applicable law.

         (c) The Company shall notify Parent promptly (and in any event no later than 24 hours) after receipt by the Company of any Alternative Proposal or any request for non-public information in connection with an Alternative Proposal or for access to the Company's properties, books or records by any Person that informs the Company that it is considering making an Alternative Proposal. Such notification shall include the terms of any Alternative Proposal and the name of any Person making any such proposal or requesting non-public information or access to the Company's properties, books or records in connection with an Alternative Proposal.

         SECTION 6.10 Indemnification. Reference is hereby made to all provisions of the certificate of incorporation, articles of organization and bylaws of the Company and the Company Subsidiaries and all indemnification agreements between the Company or any Company Subsidiary and any director, officer or employee of the Company which agreements are disclosed on Company Disclosure Schedule 3.16(a) which contemplate indemnification of directors, officers and employees of the Company and the Company Subsidiaries (the "Company Indemnification Provisions"). From and after the Effective Time, Parent shall cause the Surviving Corporation to honor (or if the Surviving Corporation does not honor, then Parent shall honor and fund) the Company's existing obligations to indemnify all present and former directors, officers and employees of the Company and the Company Subsidiaries to the fullest extent called for by the Company Indemnification Provisions (in each case as the Company Indemnification Provisions exist as of December 1, 1998. Parent shall maintain or cause to be maintained for a period of not less than five years after the Closing Date, the directors' and officers' liability insurance policy currently maintained by the Company covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms (including the amounts of coverage and amounts of deductibles, if any) substantially comparable to the terms now applicable to such persons or, if not available, comparable policies or coverage; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent that premiums exceed 175% of the annual premiums paid as of the date hereof by the Company for such insurance (the "Current Premium"), and if such premiums for such insurance would at any time exceed 175% of the Company's Current Premium, then Parent shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual insurance premium equal to 175% of the Current Premium. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each indemnified Person, his or her heirs and his or her representatives.

         SECTION 6.11 Insurance. The Company or its Subsidiaries shall continue in full force and effect and shall not permit to lapse any policy or arrangement of insurance. The Company or its Subsidiaries shall renew any such insurance policies or arrangements which expire or lapse prior to the Effective Time on substantially identical terms. In the event the Company or its Subsidiaries is unable to renew such policies or arrangements on substantially identical terms, the Company or its Subsidiaries shall use its reasonable efforts to enter into substitute insurance policies or arrangements providing for substantially identical coverage, on substantially identical terms.

         SECTION 6.12 Financial Information. Between the date hereof and the Closing Date, the Company shall provide Parent with monthly balance sheets and monthly statements of income and expenses of the Company and Company Subsidiaries on a consolidated basis for the monthly accounting periods between the date hereof and the Closing Date, in each case no later than the thirtieth day of each month following the month to which such interim statements relate. The Company represents and warrants to the Parent that such balance sheets and statements of income and expenses shall be prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods specified therein, subject to normal monthly adjustments and year-end audit adjustments and subject to the lack of any accompanying notes thereto.

         SECTION 6.13 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Prior to the Effective Time, Merger Sub will not (i) issue any shares of capital stock, any option, warrant or other right to acquire its capital stock to any Person other than Parent, (ii) incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger and the other transactions contemplated hereby, (iii) engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any Person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (iv) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

         SECTION 6.14 Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Concurrently with the execution of this Agreement, Parent shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") a representation letter substantially in the form attached hereto as Exhibit B (the "Parent Tax Certificate") and the Company shall deliver to Skadden Arps a representation letter substantially in the form attached hereto as Exhibit C (the "Company Tax Certificate"). Parent agrees that neither it nor any of its affiliates shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. The Company agrees that neither it nor any of its affiliates shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

         SECTION 6.15 HSR Act. To the extent that the transactions contemplated hereby are not exempt from having to comply with the requirements of the HSR Act, the Company, Parent and Merger Sub shall take all actions necessary to file as soon as practicable after the date hereof all notifications, filings and other documents required under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

         SECTION 6.16 Parent Board Approval. Management of Parent will present and recommend this Agreement and the transactions contemplated hereby to its Board of Directors for approval and authorization no later than January 27, 1999 and will promptly notify the Company of the actions taken by such Board.

         SECTION 6.17 Interim Financing. If all conditions to Closing have been met except those conditions set forth in Section 8.01(a), (b) and (e), Parent shall, at the Company's request, either exercise the Options or, until such time as the Options are exercised or the Merger is effective, lend the Company monies necessary to meet its operating expenses, general administrative expenses, and capital commitments on terms and conditions substantially similar to those on which Parent lends monies from time to time to its wholly owned subsidiaries, subordinate to any then existing secured credit facilities.


                                    ARTICLE 7

                               Employment Matters

         SECTION 7.01 Employees. Company Disclosure Schedule 7.01 contains a list of all employees, directors and consultants of the Company and each of the Company Subsidiaries, each such employee's title or capacity in which employed, the date of hire of each such employee, and a description of all compensation (including bonus arrangements and severance payments as a result of termination) for each such employee. Except for obligations imposed under the provisions of
Section 4980B of the Code or Sections 601 to 609 of ERISA, neither the Company nor any Company Subsidiary has any responsibility, residual or otherwise, for or obligations to any employees or employees of the third parties other than the persons listed in Company Disclosure Schedule 7.01. The Company shall take all action necessary to cause all employees of the Company and the Company Subsidiaries to be terminated immediately prior to the Effective Time. The Company shall cooperate with Parent's efforts to cause such employees as Parent shall designate to enter into consulting arrangements with the Company on terms mutually agreeable to such employees and Parent.

         SECTION 7.02 Conduct of Business by the Company with Respect to Certain Employee Matters. During the period from the date of this Agreement to the earlier of (i) the exercise of the Options by Parent and (ii) the Effective Time, except as contemplated by this Agreement or disclosed in Company Disclosure Schedule 7.02, the Company shall not (and shall not permit any Company Subsidiary to), without the prior written consent of Parent:

         (a) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any individual;

         (b) enter into any new employment arrangement or relationship with new or existing employees;

         (c) increase the compensation or fringe benefits of any director, officer or management-level employee or pay any such increase to any director, officer or management-level employee;

         (d) grant any award to any director, officer or employee under any bonus, incentive, performance or other compensation plan or arrangement (including the removal of existing restrictions in any benefit plan or agreement or award made thereunder); or

         (e) except as required by law or existing contract, take any action to segregate assets for, or in any other way secure, the payment of compensation or benefits to any employee under any employee plan, agreement, contract or arrangement.

         SECTION 7.03 Continuing COBRA Coverage. From and after the Effective Time, Parent shall provide group health plan continuation coverage at any employee's sole cost pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA with respect to any individual who was an employee of the Company prior to the Effective Time and who had or has a "qualifying event" (within the meaning of Section 4980B(f)(3) of the Code) before, on or after the Effective Time. Parent shall be required to provide such continuation coverage notwithstanding the fact that any group health plan maintained by the Company prior to the Effective Time may have been eligible for an exception from such continuation coverage requirements. As of the Effective Time, Parent shall assume and agree to perform (i) all obligations of the Company pursuant to the Rutherford-Moran Incentive Bonus Plan (the "Bonus Plan"), including, without limitation, the obligation to make any payments remaining due to any plan participant pursuant to Section 6 of the Bonus Plan, and (ii) all obligations of the Company pursuant to the letter, dated March 28, 1996, to David F. Chavenson from Patrick R. Rutherford on behalf of the Company. Parent agrees that, any employee of the Company or a Company Subsidiary whose employment with the Company is terminated pursuant to the provisions of Section 7.01 hereof will nevertheless receive an award pursuant to Section 6 of the Bonus Plan, which award shall not be reduced on account of any such termination of employment.

                                    ARTICLE 8

                         Conditions Precedent to Merger

         SECTION 8.01 Conditions to Each Party's Obligation. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

         (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

         (b) Stock Exchange Listing. The shares of Parent Common Stock issuable under this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance.

         (c) HSR Act. To the extent that the transactions contemplated hereby are not exempt from having to comply with the requirements of the HSR Act, the waiting period (and each extension thereof, if any) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (d) No Injunction. No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction (collectively, "Restraints") shall be in effect which prohibits the consummation of the Merger; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

         (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be subject to any stop order and no stop order or proceedings seeking a stop order with respect to the Form S-4 shall be threatened by the SEC or shall have been initiated by the SEC and not terminated.

Parent shall use its reasonable best efforts to, but shall not otherwise be obligated to, register on Form S-4 the shares of Parent Common Stock to be delivered to signatories of the Option and Voting Agreement.

         SECTION 8.02 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are further subject to the satisfaction (or waiver by Parent) of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all material respects as of such date or with respect to such period). Parent shall have received a certificate to such effect, signed on behalf of the Company by its chief executive officer and its chief financial officer.

         (b) Performance by Company. The Company shall have performed in all material respects all of its obligations under this Agreement required to be performed on or prior to the Closing Date and shall have complied in all material respects or be in compliance in all material respects with any agreement or covenant of the Company to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate to such effect, signed on behalf of the Company by its chief executive officer and its chief financial officer.

         (c) Consents, etc. Parent shall have received satisfactory evidence that the Company has received such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary with respect to the Company or any Company Subsidiary in connection with the transactions contemplated hereby or to the preservation of the Company's rights under the Joint Operating Agreement or the operations conducted thereunder (except for those the absence of which would not have a material adverse effect on the Company or the ability of Parent or Merger Sub to effect the Merger).

         (d) Opinion. Parent shall have received an opinion of Fulbright & Jaworski LLP, counsel to Company, dated as of the Closing Date, in form reasonably satisfactory to Parent.

         (e) Waiver of Preferential Rights. All parties to the Joint Operating Agreement shall have waived any and all preferential rights that may have arisen thereunder as a result of the Merger.

         (f) New JOA. The Company shall have executed the New JOA on terms and conditions acceptable to Parent in its sole discretion.

         (g) Operatorship of Block. Pogo shall have executed a definitive agreement with respect to Operatorship under the Joint Operating Agreement to Parent on terms and conditions acceptable to Parent in its sole discretion.

         (h) Expenses. The Company's expenses and costs incurred after October 1, 1998, and which are related to the transactions contemplated under this Agreement, including, without limitation: (i) any severance payments; (ii) investment banker or advisory fees; (iii) all registration and filing fees and expenses; (iv) all fees and expenses of compliance with federal securities and state blue sky or securities laws; (v) all expenses of printing; (vi) all fees and disbursements of counsel for the Company; (vii) all fees and disbursements of independent certified public accountants of the Company; and (viii) all expenses related to the stockholder meeting of the Company, shall be limited to Eight Million Dollars ($8,000,000).

         (i) Acquisition. Parent shall have acquired at least a 5% interest in the Concession under the Joint Operating Agreement from Sophonpanich.

         (j) Material Adverse Change. There shall not have been a material adverse change in the Company.

         SECTION 8.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company) of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all material respects as of such date or with respect to such period). The Company shall have received a certificate to such effect, signed on behalf of Parent and Merger Sub by their respective chief executive officers and chief financial officers.

         (b) Performance by Parent and Merger Sub. Each of Parent and Merger Sub shall have performed all of its obligations, each in all material respects, required to be performed under this Agreement at or prior to the Closing Date and shall have complied in all material respects or be in compliance in all material respects with any agreement or covenant of Parent or Sub, as the case may be, required to be performed by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate to such effect, signed on behalf of Parent and Merger Sub by their respective chief executive officers and chief financial officers.

         (c) Consents, etc. The Company shall have received evidence that Parent has received such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary with respect to Parent or Merger Sub in connection with the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on Merger Sub, Parent or the Company or the ability of the Company to effect the Merger).

         (d) Confirmation of Tax Certificate. The Company shall have received from Parent a certificate to the effect that neither Parent nor any of its affiliates has taken any action between the date hereof and the Closing Date to cause or which is reasonably likely to cause the matters set forth in the Parent Tax Certificate delivered pursuant to Section 6.14 hereof to be untrue in any material respect.

         SECTION 8.04 Effect of Exercise of Options. In the event Parent exercises the Options, the conditions to Parent's obligation to effect the Merger contained in Article 8 shall be deemed waived or satisfied, except with respect to the conditions contained in Sections 8.01(c), (d) and (e) and except as otherwise required by law.


                                    ARTICLE 9

                    Termination, Amendment, Fees and Expenses

         SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after any approval by stockholders of the Company:

         (a)  by mutual written consent of Parent and the Company; or

         (b) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling permanently enjoining or prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable (but only if the party seeking to terminate pursuant to this clause (b) shall have used its reasonable best efforts to oppose and remove such order, decree or ruling); or

         (c) by either Parent or the Company, if the Merger shall not have been consummated on or before June 1, 1999 (other than due to failure of the party seeking termination to perform in all material respects its obligations under this Agreement required to be performed at or prior to the Closing Date) and provided further that the termination right pursuant to this clause may not be exercised by either party if the Options shall have been exercised by Parent; or

         (d) by Parent, if (i) as of such time of determination, any of the representations and warranties of the Company shall not be true and correct in all material respects (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all material respects as of such date or with respect to such period) except to the extent the effect of breaches thereof would not have a material adverse effect on the Company, or (ii) the Company or, with respect to the Company Stockholder Approval, its stockholders, shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it or, with respect to the Company Stockholder Approval, its stockholders, under this Agreement or the Option Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within 30 days after the giving of written notice to the Company by Parent, and, in the case of (ii), such failure cannot be or has not been cured within 15 days after the giving of written notice to the Company or the Company stockholders by Parent, as appropriate; or

         (e) by the Company, if (i) as of such time of determination, any of the representations and warranties of Parent shall not be true and correct in all material respects (other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct in all material respects as of such date or with respect to such period), except to the extent the effect of breaches thereof would not have a material adverse effect on Parent or (taking into account the transaction contemplated hereby) Merger Sub, as the case may be, or (ii) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Sub to be performed or complied with by it under this Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within 30 days after the giving of written notice to Parent by the Company, and, in the case of
(ii), such failure cannot be or has not been cured within 15 days after the giving of written notice to Parent by the Company; or

         (f) by the Company, if the approval of the Board of Directors of Parent is not obtained on or before January 27, 1999, provided that, at the Company's sole option, which must be exercised on or before February 3, 1999, this Agreement shall not be terminated but (i) section 2.01(a)(i) hereof shall be amended to delete the words "that number of fully paid and nonassessable shares of common stock, $1.50 par value, of Parent ("Parent Common Stock")" and to insert in lieu thereof the word "cash", and (ii) the Agreement shall otherwise be amended in an appropriate manner to reflect that a tax-free exchange would no longer be contemplated; and provided, further, that if the Company shall not have exercised such right to terminate or amend this Agreement by February 3, 1999, the Agreement may be terminated thereafter by Parent; or

         (g) by the Company, if (i) the conditions to Closing set forth in paragraphs (e), (f) and (g) of Section 8.02 have not been satisfied or waived by Parent on or before January 27, 1999, (ii) the Company and a third party shall have signed an agreement on or after January 28, 1999 pursuant to which the third party is obligated to consummate an Alternative Transaction subject only to termination of this Agreement and the satisfaction of closing conditions, (iii) the Company shall have complied in all respects with the provisions of Section 6.09, and (iv) the Company, after the signing of the agreement referred to in clause (ii) of this paragraph (g), shall have provided Parent with five (5) Business Days' advance notice of such intended termination and Parent shall not, prior to such termination, have exercised the Options; or

         (h) by Parent, if the Company shall have taken any action or actions pursuant to Section 5.02 that would, but for the provisions of Section 5.02, constitute a material breach of the covenants or agreements to be performed by the Company hereunder, provided that, for purposes of this paragraph (h) only, Parent must effect such termination within ten (10) Business Days after the latest notice or details it has received from the Company pursuant to Section 5.02; and provided further that no failure by Parent to have exercised such right of termination within a particular permitted period shall act as a waiver of its rights to terminate this Agreement with respect to any subsequent permitted period.

         SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Merger Sub, Parent or the Company, other than the provisions of the last two sentences of Section 6.02, this Section 9.02, and Section 9.06. Nothing in this Section shall relieve any party for any willful breach of such party's covenants or agreements in this Agreement.

         SECTION 9.03 Amendment. Subject to Section 9.05 hereof, this Agreement may be amended by the parties at any time before or after the Company Stockholder Approval contemplated hereby, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the Company Stockholder Approval, no such amendment, modification or supplement shall reduce or change the Merger Per Share Consideration or adversely affect the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may be amended only by a writing signed on behalf of each party.

         SECTION 9.04 Extension; Waiver. At any time prior to the Effective Time, any party may, to the extent legally allowed, by a writing signed on behalf of such party (a) extend the time to perform any obligation or other act of another party, (b) waive any inaccuracy in any representation or warranty or
(c) waive compliance with any agreement or condition in this Agreement. The failure of any party to assert any right under this Agreement or otherwise shall not constitute a waiver of such right. The waiver by any party hereto or the failure to insist upon strict compliance with any provision contained herein shall not operate or be construed as a waiver of, or estoppel with respect to, any prior or subsequent breach of the same or any other provisions hereof.

         SECTION 9.05 Authorization of Termination, Amendment, Etc. A party's termination, amendment, extension or waiver hereunder shall, in order to be effective, require action by such party's Board of Directors or the duly authorized designee of such Board of Directors. From and after the time, if any, that Parent's or Merger Sub's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Merger Sub hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors.

         SECTION 9.06 Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (whether or not the Merger is consummated).

                                   ARTICLE 10

                               General Provisions

         SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Article 10 shall survive the Effective Time, but shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time including (i) the covenants and agreements contained in Sections 6.02(b), 6.10 and 6.14, and (ii) the covenants, agreements, representations and warranties contained in the Company Tax Certificate and the Parent Tax Certificate, which shall survive the Effective Time.

         SECTION 10.02 Notices. All notices, requests, claims and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by overnight courier or when successfully transmitted by telecopier without interruption (with a confirming copy of such transmission sent by overnight courier) to the addressee, provided that any notice received by telecopy at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day. All notices shall be sent to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by notice from such party pursuant to this Section 10.02):

         (a)  if to Parent or Merger Sub, to

                  Chevron Corporation
                  575 Market Street
                  San Francisco, CA  94105
                  Telecopy:  (925) 842-1301
                  Attention:        Mr. Richard H. Matzke

         with a copy to:

                  Pillsbury Madison & Sutro LLP
                  235 Montgomery Street
                  San Francisco, California 94104
                  Telecopy: (415) 983-1200
                  Attention:        Terry M. Kee

         (b)  if to the Company, to

                  Rutherford-Moran Oil Corporation
                  5 Greenway Plaza, Suite 220
                  Houston, Texas  77046
                  Telecopy:  (713) 621-7072
                  Attention:        Chief Financial Officer
         with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, NY 10022-3897
                  Telecopy: (212) 735-2000

                  Attention:        Jeffrey W. Tindell

         SECTION 10.03  Certain Definitions.  For purposes of this Agreement:

         (a) "AFE" shall mean an authorization for expenditure by a party to estimate the costs to be incurred in conducting an operation under the Joint Operating Agreement.

         (b) An "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         (c) "B8/32 Partners" shall mean B8/32 Partners Ltd., a limited liability company organized under the laws of the Kingdom of Thailand.

         (d) "Bareboat Charter" shall mean the Bareboat Charter dated as of February 9, 1996, between Tantawan Production B.V. and Tantawan Services, LLC in connection with the charter of the "TANTAWAN EXPLORER" for use in the Tantawan Field in the Gulf of Thailand.

         (e) "Block" shall mean Block B8/32 in the Gulf of Thailand, the geographical area subject to the Concession.

         (f) "Business Day" means a day, other than a Saturday or a Sunday, on which banking institutions in New York, Houston and San Francisco are required to be open.

         (g) "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         (h) "Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement dated as of September 28, 1998, and among the Company, as Borrower, Rutherford-Moran Exploration Company, Thai Romo Holdings, inc., Thai Romo Limited, certain other subsidiary guarantors and The Chase Manhattan Bank, as a lender and administrative agent.

         (i) "Concession" shall mean, collectively, (i) Petroleum Concession No. 1/2534/36 dated as of August 1, 1991, whereby the Ministry of Industry of the Kingdom of Thailand awarded to Maersk, Thaipo and Thai Romo the concession to develop hydrocarbon producing properties in Block B8/32 in the Gulf of Thailand;
(ii) Supplementary Petroleum Concession No. 1 to Petroleum Concession No. 1/2534/36 dated as of March 6, 1992, whereby Sophonpanich entered into Petroleum Concession No. 1/2534/36; and (iii) Supplementary Petroleum Concession No. 2 to Petroleum Concession No. 1/2534/36 dated as of September 4, 1995, whereby Maersk transferred all of its interest in the Tantawan Field to Thaipo and whereby Thaipo, Thai Romo and Sophonpanich readjusted their respective interests in the Tantawan Field;

(iv) Supplementary Petroleum Concession No. 3 to Petroleum Concession 1/2534/36 dated March 6, 1998, awarded to Thai Romo Limited, Thaipo Limited and B8/32 Partners, Ltd, as well as (v) any and all Production Licenses.

         (j) "Concessionaire" shall mean each concessionaire under the Concession.

         (k) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor act, and the rules and regulations thereunder or under any successor act.

         (l) "Facilities Contracts" shall mean any contracts, agreements or arrangements related to any and all equipment, fixtures and appurtenances beyond the wellhead connections acquired for production of natural gas and oil in connection with the operations under the Joint Operating Agreement, including, without limitation, platforms, pipelines, fixtures and other appurtenances, whether or not counted on a Production Area and equipment for storage, treating compression, and production handling. Facilities shall also include pipelines, barges, tankers, FPSOs and other vessels used for storing, offloading, transporting and marketing Petroleum produced from a Production Area, together with all necessary support facilities, whether or not located in the Production Area.

         (m) "Facilities" shall mean all equipment, fixtures and appurtenances beyond the wellhead connections acquired for production of Petroleum pursuant to this Agreement, including, without limitation, Platforms, pipelines, fixtures and other appurtenances, whether or not located on a Production Area and equipment for storage, treating, compression, and production handling.

         (n) "Gas Sales Agreement" shall mean the Gas Sales Agreement dated as of November 7, 1995 among the Petroleum Authority of Thailand, as gas purchaser, and Thaipo, Thai Romo and Sophonpanich, as gas sellers, as amended by the First Amendment to Gas Sales Agreement dated as of November 12, 1997.

         (o) "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, or working capital of any Person or any production or revenues generated by (or any capital or other expenditures incurred in connection with the acquisition and exploitation of, or the exploration for or development or production of) any Hydrocarbon Properties, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, a guarantee in favor of a bank or other financial institution in order to cause such bank or financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

         (p) "Hedging Agreement" shall mean, for any Person, an agreement or arrangement between such Person and one or more financial institutions or other entities providing for the transfer or mitigation of risks of fluctuations in
(x) the prices of hydrocarbons, either generally or under specific circumstances or (y) currency exchange rates between U.S. dollars and Thai baht either generally or under specific circumstances.

         (q) "Hydrocarbon Properties" shall mean, without duplication, the Company's and the Company's Subsidiaries' interests in hydrocarbon reserves.

         (r) "Indebtedness" shall mean, for any Person (without duplication):
(a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to purchase or repurchase the same or similar Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days after the date of receipt of the invoice therefor; (c) obligations of others secured by a Lien on the Property of such Person, whether or not the respective obligations so secured have been assumed by such Person;
(d) obligations of such Person in respect of letters of credit, surety bonds or similar instruments issued or accepted by banks, surety companies and other financial institutions for account of such Person and issued in respect of liabilities of such Person of the type described in other clauses of this definition; (e) Capital Lease Obligations of such Person other than any thereof for which Thai Romo is liable and which is incurred in connection with transactions under the Operating Agreement or the Joint Operating Agreement; (f) obligations of such Person in respect of obligations of the types specified in other clauses of this definition as a partner or joint venturer of any partnership or joint venture (other than in respect of obligations incurred in the ordinary course of business); (g) obligations of such Person in respect of Interest Rate Protection Agreements or Hedging Agreements; and (h) Indebtedness of others Guaranteed by such Person, provided that the term "Indebtedness" shall not include any of the foregoing which are subject to irrevocable legal defeasance in accordance with the terms thereof. When used with respect to Thai Romo, "Indebtedness" shall include Thai Romo's obligations to reimburse the operator under the Operating Agreement or the Joint Operating Agreement for Thai Romo's pro rata share of payments made by such operator in respect of Indebtedness incurred by such operator in connection with transactions under such agreements.

         (s) "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

         (t) "Investment" in any Person shall mean any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guarantee of any Indebtedness of such Person or the subordination of any claim against such Person to other Indebtedness of such Person; except that "Investment" shall not include investments in inventory or trade receivables made or arising in the ordinary course of business for the sale of goods or services; provided that when used with respect to Thai Romo, "Investments" shall include any payments made by Thai Romo to the operator under the Operating Agreement in satisfaction of Thai Romo"s obligations to reimburse such operator for its pro rata share of Investments made by such operator in connection with transactions under such agreement.

         (u) "Joint Operating Agreement" shall mean, collectively, (i) the Joint Operating Agreement dated as of August 1, 1991 between Maersk, Thai Romo, Thaipo and Sophonpanich, (ii) the Transfer Agreement dated March 2, 1995 between Maersk, Thai Romo, Thaipo and Sophonpanich, whereby Maersk agrees to convey its interest and operatorship in respect of the Tantawan Area of Block B8/32 to Thaipo, (iii) the Agreement of Operatorship and Conveyance of Interest dated as of March 3, 1995 between Maersk and Thaipo, (iv) the Joint Operating Agreement dated as of March 3, 1995 between Thaipo, Thai Romo and Sophonpanich and (v) the Agreement dated as of March 2, 1997, by and between Pogo Producing Company, Thaipo, TRH, Thai Romo and Palang Sophon Limited.

         (v) "knowledge" of any Person which is not an individual means such facts and other information which as of the date of determination are actually known to any vice president, chief financial officer, general counsel, chief compliance officer, controller, and any officer superior to any of the foregoing, of the referenced Person, and with respect to the Company or any Company Subsidiary, specifically includes Messrs. Rutherford and Moran.

         (w) "Lien" shall mean, with respect to any Property, any assignment in trust, mortgage, lien, pledge, charge, fiduciary or security assignment, security interest or encumbrance of any kind in respect of such Property (including, without limitation, any production payment obligation, advance, payment or similar arrangement with respect to minerals in place). For purposes of the foregoing, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

         (x) "Maersk" shall mean Maersk Oil (Thailand) Limited, a company organized under the laws of the Kingdom of Thailand.

         (y) "Material adverse change" or "material adverse effect" means, when used in connection with the Company, Parent or Merger Sub, any change or effect that, either individually or in the aggregate with all other such changes or effects, is or would reasonably be expected to be materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations (current and prospective) of such party and its subsidiaries taken as a whole.

         (z)  "NYSE" means the New York Stock Exchange, Inc.

         (aa) "Permitted Liens" means (i) liens for current taxes not yet due,
(ii) minor imperfections of title, if any, none of which materially impairs the present use of the property subject thereto or impairs the current operations of the Company or the Company Subsidiaries, (iii) zoning laws and other use restrictions that do not materially impair the current use of the property subject thereto, and (iv) and mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar liens arising or incurred in the ordinary course of business, none of which would, individually or in the aggregate, materially adversely affects the value of, or materially adversely interfere with the use of, the property subject thereto.

         (ab) "Person" or "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, labor union, estate, limited liability company, joint stock company, Governmental Entity or other entity.

         (ac) "Petroleum" shall mean crude oil, natural gas, natural gas liquid, by-products and other naturally occurring hydrocarbons in a free state, whether solid, semi solid, liquid or gaseous, and it shall include all heavy hydrocarbons which can be recovered in situ by thermal or chemical processes, but shall not include coal, oil shale or other kinds of rocks from which oil can be extracted by application of heat or chemical process.

         (ad) "Platform" shall mean an offshore structure, including a structure that solely supports Facilities, whether fixed, compliant or floating, and the components of that structure, including but not limited to, caissons or well protectors, rising above the water line and used for the exploration, development or production of Petroleum. The term "Platform" shall also mean an offshore subsea structure or template (excluding templates used for drilling operations) and any component thereof (including, but not limited to, flowlines, umbilicals and control systems, other than those installed in connection with completion of a well) that is attached to the sea floor and used to obtain production of Petroleum.

         (ae) "Pledge Agreements" shall mean the Borrower Pledge Agreement and the Thai Pledge Agreements.

         (af)  "Pogo" shall mean Pogo Producing Company, a Delaware corporation.

         (ag) "Production Area" shall mean any portion of the Concession to which a Production License relates.

         (ah) "Production License" shall mean an instrument authorizing development, exploitation and operations within the Concession, as concluded between the Ministry of Industry of the Kingdom of Thailand and the parties to the Joint Operating Agreement and any extension, renewal or amendment thereof agreed to in writing by the parties to the Joint Operating Agreement.

         (ai) "Production License Application" shall mean any application for a Production License.

         (aj) "Production Payment" shall mean any production payment obligation of the Company or the Company Subsidiaries, whether payable from a specified share of proceeds received from production from specific Properties or payable from a specified share of production from specific Properties.

         (ak) "Property" shall mean any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including any right or interest therein or thereto.

         (al) "Representatives" means, with respect to a party, a party's directors, officers, employees, affiliates, agents and advisors (including its attorneys, accountants, consultants, bankers and financial advisors).

         (am) "RMEC" shall mean Rutherford-Moran Exploration Company, a Delaware corporation.

         (an) "SBM" shall mean, collectively, SBM Bahamas Limited, a Bahamian corporation, SBM Marine Services Thailand Ltd., a Thai corporation, and Tantawan Production B.V., a Netherlands corporation.

         (ao) "Senior Notes" shall mean the Senior Subordinated Notes due 2004 in the aggregate principal amount not to exceed $120 million issued by the Company as governed by that certain Indenture dated as of September 27, 1997, between the Company and the Bank of Montreal Trust Company, as trustee.

         (ap) "Sophonpanich" shall mean Palang Sophon Limited, a limited liability company organized under the laws of the Kingdom of Thailand, as successor in interest to Sophonpanich Co., Limited.

         (aq) A "subsidiary" of any Person means another Person of which the first Person owns (directly or indirectly)

                  (i) an amount of voting securities or other voting interests which is sufficient to elect at least a majority of its Board of Directors or other governing body; or

                  (ii) if there are no voting interests, 50% or more of all equity interests.

         (ar) "Thai Pledge Agreements" shall mean the Pledge Agreements executed by RMEC and TRH, respectively, in favor of the Lenders represented by the Administrative Agent under a power of attorney, as each shall be modified and supplemented and in effect from time to time.

         (as) "Thaipo" shall mean Thaipo Limited, a limited liability company organized under the laws of the Kingdom of Thailand.

         (at) "Thai Romo" shall mean Thai Romo Limited, a limited liability company organized under the laws of the Kingdom of Thailand.

         (au) "TRH" shall mean Thai Romo Holdings, Inc., a Delaware corporation.

         SECTION 10.04 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate, instrument or other document made or delivered pursuant hereto unless otherwise defined therein. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment. All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

         SECTION 10.05 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 10.06 Entire Agreement. This Agreement (including the Company Disclosure Schedules and the Exhibits attached hereto, all of which are a part hereof) and the Option Agreement contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or in the Option Agreement or made hereunder or thereunder.

         SECTION 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof or of any other jurisdiction.

         SECTION 10.08 Assignment. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

         SECTION 10.09 Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms or were otherwise breached. Each party shall be entitled to injunctive relief to prevent any breach of this Agreement and to enforce this Agreement specifically (in addition to any other remedy to which such party is entitled at law or in equity) in any court of the State of Delaware or any court of the United States located in the State of Delaware (collectively, the "Delaware Courts"). In addition, each party hereby

         (a) submits itself to the personal jurisdiction of the Delaware Courts with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

         (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any Delaware Court;

         (c) waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its pres ent or future domicile;

         (d) waives, in any action for specific performance, the defense of adequacy of a remedy at law; and

         (e) agrees that it will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court other than such courts referred to above.

Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

         SECTION 10.10 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, the Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

         SECTION 10.11 Service of Process. Each party irrevocably consents to the service of process in any action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.2 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

         SECTION 10.12 Company Disclosure Schedules. Any matter disclosed pursuant to any Company Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.


                                      CHEVRON CORPORATION



                                      By:    /s/ R. H. MATZKE
                                            ---------------------------------
                                      Name:  R. H. Matzke
                                            ---------------------------------
                                      Title: VICE PRESIDENT
                                            ---------------------------------



                                      CHEVRON THAILAND INC.


                                      By:    /s/ R. H. MATZKE
                                            ---------------------------------
                                      Name:  R. H. Matzke
                                            ---------------------------------
                                      Title: PRESIDENT
                                            ---------------------------------




                                      RUTHERFORD-MORAN OIL CORPORATION


                                      By:    /s/ JOHN A. MORAN
                                            ---------------------------------
                                      Name:  John A. Moran
                                            ---------------------------------
                                      Title: CHAIRMAN
                                            ---------------------------------